Exhibit 99.1

NEWS RELEASE

Olympic Steel Reports Fourth-Quarter 2024 Results

All three segments deliver EBITDA-positive results every quarter of 2024 despite challenging market conditions

Fourth quarter 2024 Adjusted EBITDA was sequentially higher than third quarter 2024

Company continues to execute on diversification strategy, completing eighth acquisition in the past seven years

Shareholders rewarded with a quarterly dividend increase of 7% from $0.15 to $0.16 per share

CLEVELAND — February 20, 2025 — Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced results for the three and 12 months ended December 31, 2024.

Fourth-Quarter Results

Net income for the fourth quarter totaled $3.9 million, or $0.33 per diluted share, compared with net income of $7.4 million, or $0.64 per diluted share, in the fourth quarter of 2023. The results include $3.1 million of LIFO pre-tax income in the fourth quarter of 2024, compared with $5.3 million of LIFO pre-tax income in the fourth quarter of 2023. Adjusted EBITDA for the fourth quarter of 2024 was $14.5 million, sequentially higher from the third quarter of 2024, compared with $16.7 million in the fourth quarter of 2023. Sales for the fourth quarter of 2024 totaled $419 million, compared with $489 million in the fourth quarter of 2023.

Full-Year Results

Net income for 2024 totaled $23.0 million, or $1.97 per diluted share, compared with net income of $44.5 million, or $3.85 per diluted share, in 2023. The results included $5.7 million of LIFO pre-tax income in 2024, compared with $8.3 million of LIFO pre-tax income in 2023. Adjusted EBITDA for 2024 was $72.5 million, compared with $97.6 million in 2023. Sales for 2024 totaled $1.9 billion compared with $2.2 billion in 2023.

“Olympic Steel delivered a solid finish to the year with a sequential improvement in profitability in the fourth quarter,” said Richard T. Marabito, Chief Executive Officer. “In a year that was challenging for the metals industry, with demand and pricing both decreasing, we delivered on our strategy to be profitable in all market conditions. We successfully grew market share across our portfolio and outperformed industry shipments, with total annual shipping volumes within 1% of our 2023 levels. Importantly, each of our segments achieved positive EBITDA in every quarter of 2024 – a testament to the success of our diversification strategy, our commitment to operational discipline and the resilience of our team.”

Marabito added, “We continue to make the right investments in our business while closely managing our operating expenses. We made strategic capital investments during 2024, particularly in automation projects, which enable us to enhance throughput, safety and productivity. In addition, during the fourth quarter, we completed the acquisition of Metal Works, a leading metal canopy manufacturer. Metal Works is off to a strong start under Olympic Steel ownership, which further validates our strategy for growth in manufactured metal products.”

Marabito concluded, “As we continue to monitor the macro factors impacting our industry, we are confident in our business, our people and our strategy for sustaining profitability and driving growth. We remain well-positioned to continue investing in organic growth opportunities as well as additional acquisitions that enhance our higher-value product offerings and further support our diversification strategy.”

The Company’s Board of Directors approved a regular quarterly cash dividend of $0.16 per share, which is an increase from the Company’s last quarterly dividend of $0.15 per share. This marks the fourth increase since 2022, cumulatively raising the quarterly dividend from $0.02 per share to $0.16 per share. The dividend is payable on March 17, 2025, to shareholders of record as of March 3, 2025. The Company has paid a regular quarterly dividend since March 2006.

The table that follows provides a reconciliation of non-GAAP measures to the most directly comparable measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

(Figures may not foot due to rounding.)

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023

Net income per diluted share (GAAP)	$0.33	$0.64	$1.97	$3.85

Excluding the following items
LIFO income	(0.22)	(0.35)	(0.36)	(0.52)
Acquisition Inventory fair market value adjustment	-	0.01	-	0.14
Acquisition related expenses	0.02	0.06	0.01	0.22
Employee retention credit	-	-	-	(0.25)
Adjusted net income per diluted share (non-GAAP)	$0.13	$0.36	$1.62	$3.44

Reconciliation of Net Income to Adjusted EBITDA

(in thousands)

The following table reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure:

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2024	2023	2024	2023

Net income (GAAP):	$3,889	$7,408	$22,980	$44,529
Excluding the following items
Other loss, net	27	11	93	78
Interest and other expense on debt	4,178	3,627	16,461	16,006
Income tax provision	908	2,245	8,325	17,058
Depreciation and amortization	8,335	7,584	30,130	26,443

Earnings before interest, taxes, depreciation and amortization (EBITDA)	17,337	20,875	77,989	104,114

LIFO income	(3,102)	(5,258)	(5,702)	(8,258)
Acquisition Inventory fair market value adjustment	-	134	-	2,212
Acquisition related expenses	218	947	218	3,503
Employee retention credit	-	-	-	(4,000)
Adjusted EBITDA (non-GAAP)	$14,453	$16,698	$72,505	$97,571

Conference Call and Webcast

A simulcast of Olympic Steel’s 2024 fourth-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 10 a.m. ET on February 21, 2025, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company's policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: supply disruptions and inflationary pressures, including the availability and rising costs of labor and energy; risks associated with shortages of skilled labor, increased labor costs and our ability to attract and retain qualified personnel; risks of volatile metals prices and inventory devaluation; rising interest rates and their impacts on our variable interest rate debt; supplier consolidation or addition of new capacity; the levels of imported steel in the United States, imposed tariffs and duties on imported or exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; risks associated with economic sanctions, and current global conflicts, or additional war, military conflict, or hostilities could adversely affect global metals supply and pricing; general and global business, economic, financial and political conditions, including, but not limited to, recessionary conditions and legislation passed under the current administration; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; our ability to successfully integrate recent acquisitions, including CTB, Metal-Fab and Metal Works, into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; the adequacy of our existing information technology and business system software, including duplication and security processes; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the last-in, first-out, or LIFO, inventory valuation; competitive factors such as the availability, and global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; risks associated with the infectious disease outbreaks, including, but not limited to customer closures, reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or net realizable value inventory adjustments and the impairment of intangible and long-lived assets, negative impacts on our liquidity position, inability to access our traditional financing sources and increased costs associated with and less ability to access funds under our asset-based credit facility, or ABL Credit Facility, and the capital markets; increased customer demand without corresponding increase in metal supply could lead to an inability to meet customer demand and result in lower sales and profits; cyclicality and volatility within the metals industry; customer, supplier and competitor consolidation, bankruptcy or insolvency; the timing and outcomes of inventory lower of cost or net realizable value adjustments and LIFO income or expense; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; our ability to generate free cash flow through operations and repay debt; the impacts of union organizing activities and the success of union contract renewals; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; our ability to sell shares of our common stock under the at-the-market equity program; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share and adjusted EBITDA, which are non-GAAP financial measures. Management’s view of the Company’s performance includes adjusted earnings per share and adjusted EBITDA, and management uses these non-GAAP financial measures internally for planning and forecasting purposes and to measure the performance of the Company. We believe these non-GAAP financial measures provide useful and meaningful information to us and investors because they enhance investors’ understanding of the continuing operating performance of our business and facilitate the comparison of performance between past and future periods. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Additionally, the presentation of these measures may be different from non-GAAP financial measures used by other companies. A reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel (NASDAQ: ZEUS) is a leading U.S. metals service center focused on the direct sale and value-added processing of carbon and coated sheet, plate, and coil steel products; stainless steel sheet, plate, bar and coil; aluminum sheet, plate and coil; pipe, tube, bar, valves and fittings; tin plate and metal-intensive end-use products, including water treatment systems; commercial, residential and industrial venting and air filtration systems; Wright® brand self-dumping hoppers; metal canopy components; and EZ-Dumper® dump inserts. Headquartered in Cleveland, Ohio, Olympic Steel operates from 48 facilities.

For additional information, please visit the Company’s website at www.olysteel.com.

Contact:

Richard A. Manson

Chief Financial Officer

(216) 672-0522

ir@olysteel.com

Olympic Steel, Inc.

Consolidated Statements of Net Income

(in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2024	2023	2024	2023

Net sales	$418,784	$489,408	$1,941,672	$2,158,163

Costs and expenses
Cost of materials sold (excludes items shown separately below)	313,262	375,675	1,490,491	1,684,663
Warehouse and processing	30,915	31,087	128,770	122,212
Administrative and general	25,499	31,192	113,044	122,239
Distribution	16,366	15,448	67,467	66,979
Selling	11,185	11,063	46,643	41,436
Occupancy	4,220	4,068	17,268	16,520
Depreciation	6,963	6,215	24,548	21,545
Amortization	1,372	1,369	5,582	4,898
Total costs and expenses	409,782	476,117	1,893,813	2,080,492
Operating income	9,002	13,291	47,859	77,671
Other loss, net	27	11	93	78
Income before interest and income taxes	8,975	13,280	47,766	77,593
Interest and other expense on debt	4,178	3,627	16,461	16,006
Income before income taxes	4,797	9,653	31,305	61,587
Income tax provision	908	2,245	8,325	17,058
Net income	$3,889	$7,408	$22,980	$44,529

Earnings per share:
Net income per share - basic	$0.33	$0.64	$1.97	$3.85
Weighted average shares outstanding - basic	11,694	11,578	11,677	11,573
Net income per share - diluted	$0.33	$0.64	$1.97	$3.85
Weighted average shares outstanding - diluted	11,694	11,587	11,677	11,578

Olympic Steel, Inc.

Balance Sheets

(in thousands)

	As of December 31, 2024	As of December 31, 2023
Assets

Cash and cash equivalents	$11,912	$13,224
Accounts receivable, net	166,149	191,149
Inventories, net (includes LIFO reserves of $6,341 and $12,043 as of December 31, 2024 and December 31, 2023, respectively)	390,626	386,535
Prepaid expenses and other	11,904	12,261
Total current assets	580,591	603,169

Property and equipment, at cost	519,702	483,448
Accumulated depreciation	(315,866)	(297,340)
Net property and equipment	203,836	186,108

Goodwill	83,818	52,091
Intangible assets, net	118,111	92,621
Other long-term assets	21,204	16,466
Right of use asset, net	36,936	34,380
Total assets	$1,044,496	$984,835

Liabilities
Accounts payable	$80,743	$119,718
Accrued payroll	24,184	30,113
Other accrued liabilities	21,846	22,593
Current portion of lease liabilities	5,865	7,813
Total current liabilities	132,638	180,237

Credit facility revolver	272,456	190,198
Other long-term liabilities	22,484	20,151
Deferred income taxes	11,049	11,510
Lease liabilities	31,945	27,261
Total liabilities	470,572	429,357

Shareholders' Equity
Preferred stock	-	-
Common stock	138,538	136,541
Accumulated other comprehensive loss	190	41
Retained earnings	435,196	418,896
Total shareholders' equity	573,924	555,478
Total liabilities and shareholders' equity	$1,044,496	$984,835

Olympic Steel, Inc.

Segment Financial Information

(In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three Months Ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2024	2023	2024	2023	2024	2023

Tons sold [1]	186,723	202,434	26,172	26,424	N/A	N/A

Net sales	$235,521	$280,169	$110,754	$121,400	$72,509	$87,839
Average selling price per ton	1,261	1,384	4,232	4,594	N/A	N/A
Cost of materials sold	176,886	219,627	90,245	101,849	46,131	54,199
Gross profit	58,635	60,542	20,509	19,551	26,378	33,640
Operating expenses	56,672	56,549	17,497	17,274	18,169	22,093
Operating income	1,963	3,993	3,012	2,277	8,209	11,547

Depreciation and amortization	5,208	3,871	997	1,051	2,112	2,644
LIFO (income) / expense	-	-	-	-	(3,102)	(5,258)

	Twelve Months Ended December 31,
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2024	2023	2024	2023	2024	2023

Tons sold [1]	839,699	854,192	117,508	115,587	N/A	N/A

Net sales	$1,109,100	$1,221,093	$496,854	$567,728	$335,718	$369,342
Average selling price per ton	1,321	1,430	4,228	4,912	N/A	N/A
Cost of materials sold	864,590	963,667	406,229	473,784	219,672	247,212
Gross profit	244,510	257,426	90,625	93,944	116,046	122,130
Operating expenses	228,095	222,844	70,897	71,060	87,237	81,438
Operating income	16,415	34,582	19,728	22,884	28,809	40,692

Depreciation and amortization	17,429	14,762	3,919	3,929	8,712	7,682
LIFO (income) / expense	-	-	-	-	(5,702)	(8,258)

1 The Company does not report tons sold for McCullough Industries, EZ-Dumper, Metal-Fab, or Metal Works in the Carbon Flat Products Segment, Shaw Stainless in the Specialty Metals Flat Products Segment or for the entire Tubular and Pipe Products Segment.

	As of December 31, 2024	As of December 31, 2023
Assets
Flat-products	$695,881	$649,744
Tubular and pipe products	347,468	333,677
Corporate	1,147	1,414
Total assets	$1,044,496	$984,835

Other Information

(in thousands, except per-share and ratio data)

	As of December 31, 2024	As of December 31, 2023
Shareholders' equity per share	$51.54	$49.90
Debt to equity ratio	0.47 to 1	0.34 to 1

	Twelve Months Ended December 31,
	2024	2023

Net cash from (used for) operating activities	$33,679	$175,159
Cash dividends per share	$0.60	$0.50